Exhibit 3.1

CERTIFICATE OF INCORPORATION OF

KINDLY MD, INC.

ARTICLE I

NAME OF THE CORPORATION

The name of the corporation is Kindly MD, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 108 Lakeland Avenue, Dover, Delaware 19901, Kent County. The name of the registered agent of the Corporation at such address is Capitol Services, Inc.

ARTICLE III

BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.01 Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue a total of 10,010,000,000, of which 10,000,000,000 shares shall be designated as common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares shall be designated as preferred stock, par value $0.001 per share (“Preferred Stock”).

Section 4.02 Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share it holds; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights per share of Common Stock held with respect to participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights per share of Common Stock held to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary. Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of Preferred Stock and Common Stock shall vote together, and not as separate classes, on any amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or Common Stock.

Section 4.03 Preferred Stock. The Board is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. To the fullest extent permitted by law, the Chair of the Board shall be entitled to cast one additional vote with respect to any matter voted on at a meeting of the Board with respect to which the votes of the directors (including the initial vote of the Chair) cast “for” a matter equal the votes cast “against” a matter; provided, however, that this sentence shall not apply to any matter submitted for approval by the Board of Directors unless a quorum is present. For purposes of this Certificate of Incorporation and the Bylaws of the Corporation, in any circumstance in which the immediately preceding sentence is applicable, any reference to a majority or other proportion of the directors with respect to the requisite vote for director approval at a meeting shall be deemed to refer to such majority or other proportion, as applicable, of the votes of the directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed exclusively by the Board of Directors.

Section 5.03 Classification. The directors (other than those who may be elected by holders of any series of Preferred Stock under specified circumstances) shall be divided into three classes, designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. Each class of directors shall serve staggered three-year terms. Initially, the Class I Directors shall serve for a term expiring at the third annual meeting of the shareholders following the enactment of this Certificate of Incorporation, the Class II Directors shall serve for a term expiring at the first annual meeting of the shareholders following the enactment of this Certificate of Incorporation, and the initial Class III Directors shall serve for a term expiring at the second annual meeting of the shareholders following the filing of this Certificate of Incorporation. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Section 5.04 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board resulting from death, resignation, or other cause, shall be filled solely by the affirmative votes of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom they have replaced, the election and qualification of a successor, or such director’s death, resignation, or removal.

Section 5.05 Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

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ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it currently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment. Solely for purposes of Section 6.01, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Section 6.02 Indemnification and Advancement.

(i) Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while serving as a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee, or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

(ii) In addition to indemnification pursuant to paragraph (i) of this Section 6.02, the Corporation shall pay an indemnitee the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon receipt by the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under paragraph (i) of this Section 6.02 or otherwise.

(iii) Except with respect to a proceeding to enforce rights to indemnification or advancement, the Corporation shall indemnify or advance expenses to any indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(iv) The term the “Corporation” in this Section 6.02 includes: the Corporation and any predecessor thereto and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 6.02 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(v) The rights conferred upon indemnitees in this Section 6.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee, agent or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII

STOCKHOLDER ACTION

Section 7.01 Stockholder Action by Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, unless taking such action by consent in lieu of a meeting relates to the approval of any amendment to the Certificate of Incorporation to subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (with or without a proportionate increase or decrease to the authorized shares of Common Stock) that is approved by all directors of the Corporation then in office.

ARTICLE VIII

BYLAWS

Section 8.01 Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders.

Section 8.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws.

ARTICLE IX

SECTION 203 OF THE DGCL OPT-OUT

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner now or hereafter permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

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ARTICLE XI

FORUM SELECTION

Section 11.01 Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the U.S. District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Article XI is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article XI (and “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.02 Forum for Adjudication of Disputes Arising under the Securities Act of 1933. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

INITIAL BOARD OF DIRECTORS

The names and addresses of the persons who shall serve as the initial board of directors of the Corporation are:

Names of Initial Directors	Addresses of Initial Directors
David Bailey	5097 South 900 East, Suite 100, Salt Lake City, UT 84117
Charles P. Blackburn	5097 South 900 East, Suite 100, Salt Lake City, UT 84117
Perianne Boring	5097 South 900 East, Suite 100, Salt Lake City, UT 84117
Tim Pickett	5097 South 900 East, Suite 100, Salt Lake City, UT 84117
Greg Xethalis	5097 South 900 East, Suite 100, Salt Lake City, UT 84117
Mark W. Yusko	5097 South 900 East, Suite 100, Salt Lake City, UT 84117

ARTICLE XIII

INCORPORATOR

The incorporator of the Corporation is Kyle Simon, whose mailing address is Kindly MD, Inc., 6339 Charlotte Pike, Unit #B321, Nashville, TN 37209, Attn: General Counsel.

[SIGNATURE PAGE FOLLOWS]

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I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 17th day of December, 2025.

/s/ Kyle Simon
Kyle Simon, Sole Incorporator

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